Exhibit 97.1

SOCKET MOBILE INC.

CLAWBACK POLICY

This Clawback Policy (this “Policy”) was approved by the Compensation Committee of the Board of Directors (the “Board”) of Socket Mobile Inc. (the “Company”) on April 10, 2025, with retroactive effect to December 1, 2023 (the “Effective Date”). This Policy is adopted pursuant to Rule 5608 (Recovery of Erroneously Awarded Compensation) of The Nasdaq Stock Market LLC (“Nasdaq”).

Purpose and Policy Statement

The Company is committed to conducting business with the highest standards of integrity and in compliance with all applicable laws, rules, and regulations. This includes adherence to requirements for financial reporting and the recovery of erroneously awarded incentive-based compensation.

The Company’s Compensation Committee has adopted this Policy to ensure that in the event of a financial statement restatement (a “Restatement”) due to material noncompliance with financial reporting requirements, the Company will recover any erroneously awarded compensation, in compliance with Rule 5608 and applicable laws and regulations, including those of the Securities and Exchange Commission (“SEC”) and Nasdaq.

In the event of changes to Rule 5608 or any other applicable laws or regulations after the Effective Date, the Company will continue to seek recovery of compensation in accordance with those updates.

Administration

The Compensation Committee (the “Committee”) has full authority to interpret, administer, and enforce this Policy. The Committee will make determinations in its reasonable discretion, consistent with Rule 5608, SEC guidance, and applicable laws. The Committee’s decisions will be final and binding.

Applicability

This Policy applies to all incentive-based compensation “received” by an executive officer, as defined in this Policy:

•	After beginning service as an executive officer, and for the duration of the relevant performance period for the incentive compensation.

•	While the Company’s securities are listed on Nasdaq or any other national securities exchange.

•	During the three completed fiscal years immediately preceding the Restatement, including any transition period between fiscal years.

For the purposes of this Policy, the date the Company is required to prepare a Restatement is the earlier of (i) the date the Board or an authorized officer concludes that a Restatement is required, or (ii) the date a regulatory body mandates a Restatement.

Executive Officers Covered by Policy

This Policy applies to the Company’s current and former executive officers who received erroneously awarded compensation, regardless of whether misconduct occurred.

An “executive officer” includes the Company’s president, principal financial officer, principal accounting officer, vice presidents in charge of major business units, policy-making officers, and similar individuals.

Recovery of Erroneously Awarded Compensation; Exceptions

In the event of a Restatement, the Company must recover any erroneously awarded compensation, unless one of the following exceptions applies:

1.	The recovery costs would exceed the amount to be recovered, and reasonable attempts to recover have been documented.

2.	Recovery would violate home country law (adopted before November 28, 2022), and the Company has obtained a valid legal opinion.

3.	Recovery would jeopardize the status of a tax-qualified retirement plan under U.S. tax laws.

Erroneously Awarded Compensation

“Erroneously awarded compensation” means the amount of incentive-based compensation that exceeds what would have been awarded based on the restated financials, excluding taxes paid.

For compensation based on stock price or total shareholder return, where direct recalculation is not possible, the Company will use a reasonable estimate and maintain documentation for Nasdaq review.

Incentive-Based Compensation

“Incentive-based compensation” refers to compensation granted, earned, or vested based on financial reporting measures, including stock price, total shareholder return, and non-GAAP financial measures.

Method of Recovery

The Committee will determine the appropriate recovery method, including:

•	Reimbursement of cash compensation.

•	Recovery of gains from equity awards.

•	Cancellation or adjustment of equity-based awards.

•	Withholding or adjustment of unpaid or deferred compensation.

•	Any other legally permissible method.

Enforceability

The Company will ensure that all current and future executive officers agree to be bound by this Policy by signing the Acknowledgement Form (Exhibit A).

Policy Not Exclusive

This Policy is in addition to any other recovery or clawback rights available under employment agreements, incentive plans, or other legal remedies. To the extent Section 304 of the Sarbanes-Oxley Act of 2002 requires broader recovery, its provisions will apply to the CEO and CFO.

No Indemnification

The Company will not indemnify any executive officer against the loss of erroneously awarded compensation or pay for insurance to cover such losses.

Effective Date

This Policy is effective as of the Effective Date and applies to all incentive-based compensation received on or after that date.

Required Disclosures

The Company will file all required disclosures under applicable federal securities laws, including those in SEC filings, regarding this Policy and any Restatement.

Amendment and Termination

The Committee may amend, modify, or terminate this Policy at any time and adopt necessary procedures to comply with Rule 5608 and applicable laws.

Successors

This Policy is binding on all current and former executive officers and their legal representatives.

Exhibit A

SOCKET MOBILE INC.

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Clawback Policy of Socket Mobile Inc. (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with Socket Mobile Inc. and its direct and indirect subsidiaries (the “Company”).

Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature: Name: Date: